Exhibit 10.9
EXHIBIT D TO THE NON-QUALIFIED STOCK OPTION GRANT NOTICE
TERMS AND CONDITIONS
ADDENDUM FOR EMPLOYEES IN THE
KINGDOM OF THAILAND
May 2008
     Pursuant to the Non-Qualified Stock Option Grant Notice to which this addendum is attached (the “Grant Notice”), Allergan, Inc. (the “Company”) granted to the participant specified on the Grant Notice (“Participant”) an option under the Allergan, Inc. 2008 Incentive Award Plan (the “Plan”) to purchase the number of shares of the Company’s common stock, par value $0.01 per share (“Stock”), indicated in the Grant Notice, subject to a general set of terms and conditions attached as “Exhibit A” to the Grant Notice (the “Terms”), the terms and conditions of the Grant Notice and the Plan, and the terms and conditions set forth in this addendum. The provisions of this addendum form an integral part of the Terms. The provisions of the Plan, the Grant Notice and the Terms that do not contradict the provisions of this addendum shall remain applicable.
     Capitalized terms not specifically defined herein shall have the meanings specified in the Plan.
1.	Broker-Assisted Cashless Exercise Required. Notwithstanding anything to the contrary in Section 4.4 or Section 4.5 of the Terms, payment of the exercise price and all amounts required to be withheld by the Company or any Subsidiary shall be made solely by delivery of a notice that Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale. The certificates for the shares of Stock purchased shall be delivered directly to the brokerage firm for the purpose of completing the sale transaction.

2.	Exercise Restrictions. The Option shall not be exercisable on any day on which the option exercise price per share exceeds the Fair Market Value.

3.	Certificates. The Company shall not be required to provide Participant with certificates for any shares of Stock for which the Option is exercised.

4.	Currency. All calculations under the Plan shall be prepared based on U.S. dollars. Amounts denominated in any currency other than U.S. dollars shall be converted into U.S. dollars on the basis of the Exchange Rate in effect on the relevant date. The “Exchange Rate” shall be the rate at which the relevant currency is converted into U.S. Dollars, as reported on the relevant date in The Wall Street Journal (or such other reliable source as may be selected from time to time by the Administrator in its discretion).

5.	Compliance with Legal Requirements. Sections 1, 2 and 3 are intended to satisfy the applicable legal requirements of the Kingdom of Thailand, and the regulations and rulings thereunder (the “Thai Legal Requirements”), and shall be interpreted and administered in accordance therewith. Sections 1, 2 and 3 shall terminate and cease to be binding and shall have no force or effect in the event of any amendment or modification to the Thai Legal Requirements permitting Participant to purchase and own shares of Stock, as determined by the Company in its sole and absolute discretion.

6.	Other Terms. The provisions of this Terms and Conditions Addendum for Employees in the Kingdom of Thailand shall supersede any provisions to the contrary in the Grant Notice, the Terms or the Plan.